UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File No.: 000-44971

                           NOTIFICATION OF LATE FILING

(Check One): [   ] Form 10-K,   [  ] Form 20-F, [  ] Form 11-K, [X] Form 10-QSB,
             [   ] Form N-SAR

                           For Period Ended: June 30, 2005

                           [   ]  Transition Report on Form 10-K
                           [   ]  Transition Report on Form 20-F
                           [   ]  Transition Report on Form 11-K
                           [   ]  Transition Report on Form 10-Q
                           [   ]  Transition Report on Form N-SAR

                           For the Transition Period Ended: ____________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  Not Applicable


                                     PART I

                             REGISTRANT INFORMATION

Ocean West Holding  Corporation
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

4117 West 16th Square
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Address of Principal Executive Office (Street and Number)

Vero Beach, FL 32967
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City, State and  Zip Code

                                     PART II

                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                  (b)   The subject annual report, semi-annual report,
[X]                     transition report on Form 10-K, 20-F, 11-K or
                        Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The information necessary to complete the registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 could not be obtained on a timely basis without unreasonable effort or expense to the Registrant in its ordinary course of business.

                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Darryl Cohen           772                 492-0104
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                    (Name)           (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ X] Yes [ ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

Effective June 6, 2005, the Registrant acquired InfoByPhone, Inc. ("IBP") in a reverse merger by which IBP became a wholly-owned subsidiary of the Registrant and the results of operations for the current fiscal year became those of IBP.



                         Ocean West Holding Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 15, 2005                  Ocean West Holding Corporation


                                        By: /s/ Darryl Cohen
                                            --------------------------------
                                            Darryl Cohen
                                            Chief Executive Officer